Exhibit 99.7

Depositary’s Notice to American Depositary Share Holders of

Annual General Meeting of Shareholders of

Tudou Holdings Limited

Time Sensitive Materials

ADSs:	American Depositary Shares.
ADS CUSIP No.:	89903T107
ADS Record Date:	Close of business on , 2012 (New York City time).
Meeting Specifics:

Annual General Meeting of Shareholders (the “Meeting”) of Tudou Holdings Limited (the “Company”), an exempted company with limited liability organized under the laws of the Cayman Islands, on                  , 2012 at              a.m. (local time), at                                  , People’s Republic of China.

Meeting Agenda:

Please see the registration statement on Form F-4 of Youku Inc. (“Youku”), an exempted company with limited liability incorporated under the laws of the Cayman Islands, which includes the proxy statement of the Company (the “Proxy Statement”).

Deposited Securities:	Class B ordinary shares, par value $0.0001 per share, of the Company (the “Shares”).
ADS Ratio:	Four (4) ordinary shares to one (1) ADS.
Depositary:	The Bank of New York Mellon.
Custodian of Deposited Securities:	Hong Kong office of The Hongkong and Shanghai Banking Corporation Limited.
Deposit Agreement:	Deposit Agreement, dated as of August 16, 2011 (the “Deposit Agreement”), by and among the Company, the Depositary and all holders and beneficial owners ADSs issued thereunder.

To be counted, your voting instructions need to be received by the Depositary prior to 5:00 p.m. (New York City time) on                 , 2012.

The Company has announced that the Meeting will be held at the date, time, and location identified above.

The Company has advised the Depositary that the Company’s Amended and Restated Memorandum and Articles of Association, the chairman of the board of directors of the Company shall be responsible for deciding in such manner at any general meeting as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

As an ADS holder, if you own ADSs as of the ADS Record Date, you cannot directly attend or vote at the Meeting, but you may instruct the Depositary how to vote the Shares underlying your ADSs. Holders of ADSs wishing to give voting instructions to the Depositary must complete and sign the voting instruction card provided by the Depositary and return it to the Depositary prior to 5:00 p.m. (New York City time) on                   , 2012. Upon timely receipt of signed and completed voting instructions from a holder of ADSs, the Depositary shall endeavor, in so far as practicable, to vote or cause to be voted the Shares represented by those ADSs in respect of which voting instructions have been received in accordance with the directions contained therein.

Please note that if the Depositary shall not have received specific voting instructions from any ADS holder by 5:00 p.m. (New York City time) on                          , 2012, such holder may, under the terms of Section 4.07 of the Deposit Agreement, be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by the Company (the “Designee”). Unless the Company notifies the Depositary that this provision will not apply, the Designee will receive a proxy from the Depositary and will vote all such uninstructed Shares in favor of the items set forth in such voting instructions.

You are advised that, pursuant to Cayman Islands law, registered holders of the Company’s ordinary shares are entitled to dissent and to appraisal rights in respect of the Merger (as defined under the Proxy Statement) and that, under Cayman Islands law, in order to exercise his or her appraisal rights, a registered holder of the Company’s ordinary shares must provide written notice to the Company of his or her objection to the Merger prior to the time of the vote to approve the Merger at the Meeting and within twenty (20) days of the date any approval notice of the Merger is given by the Company, serve a notice of dissent demanding payment of the fair value of his or her ordinary shares of the Company. As a holder of ADSs, you will not be able to exercise such appraisal rights. The Depositary will not exercise such appraisal rights on your behalf. Should you, as a holder of ADSs, wish to exercise such appraisal rights, you will need to deliver your ADSs to the Depositary for cancellation upon the terms of the Deposit Agreement and become a registered holder of the corresponding ordinary shares by the close of business on                       , 2012 (New York City time). Please allow sufficient time for cancellation of your ADSs and registration of the corresponding ordinary shares in your name. If you do not surrender your ADSs for cancellation and become a registered holder of the corresponding ordinary shares by the close of business on                       , 2012 (New York City time), you will not be able to exercise such appraisal rights.

To become a shareholder by the close of business on                       , 2012 (New York City time), you will need to surrender your ADSs to the Depositary, pay the Depositary’s fee required for such surrender and provide instructions for the registration of the corresponding ordinary shares before                       a.m. (New York City time) on                       , 2012. Please see “The Merger—Appraisal Rights” beginning on page         of the Proxy Statement as well as “Appendix E—Section 238 of the Cayman Companies Law” thereto for more information.

Notice is hereby given that, conditional upon the Merger becoming effective and as a result of the Merger, the Deposit Agreement will be terminated on the same day the Merger becomes effective.

The Bank of New York Mellon is forwarding this information to you solely as the Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy or completeness of such information. The Bank of New York Mellon does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligations of holders of ADSs, the Company and the Depositary are set forth in their entirety in the Deposit Agreement and are summarized in the American Depositary Receipts evidencing the ADSs. The form of Deposit Agreement was previously filed as Exhibit 4.3 to the Company’s registration statement on Form F-1, which was filed with the United States Securities Exchange Commission (the “SEC”) on April 28, 2011, as amended, and can be accessed free of charge from the SEC website at www.sec.gov.